Exhibit 99.1

NEWS RELEASE

 MetroCorp Bancshares, Inc. Announces 2013 Second Quarter Results

Net Income Increased 6.5% to $2.8 Million.

Loans Grew 4.8% and Nonperforming Assets Continue to Decline.

HOUSTON, TEXAS – (July 19, 2013), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced its operating results for the second quarter of 2013.

Financial Highlights

●	Net income of $2.8 million for the second quarter of 2013 improved 6.5% from $2.6 million for the second quarter of 2012.
●	Earnings per diluted share for the second quarter of 2013 was $0.15 (on 18.7 million diluted shares) compared with $0.16 (on 15.8 million diluted shares) for the second quarter of 2012.
●

Total loans grew $78.0 million or 7.1% to $1.18 billion at June 30, 2013 compared with $1.10 billion at December 31, 2012, or $53.6 million or 4.8% on a linked quarter basis compared with March 31, 2013.

●

Total nonperforming assets (“NPA”) at June 30, 2013 declined $6.2 million or 18.4% on a linked quarter basis to $27.5 million compared with $33.8 million at March 31, 2013, or declined $14.0 million or 33.7% compared with $41.5 million at December 31, 2012.

●	The ratio of nonperforming assets to total assets declined to 1.74% at June 30, 2013 compared with 2.13% at March 31, 2013 and 2.73% at December 31, 2012.
●	Net charge-offs of $975,000 for the second quarter of 2013 were 0.08% of total loans, compared with $1.3 million for the first of quarter 2013, and $955,000 for the second quarter of 2012.
●

Provision for loan losses was a reversal of ($25,000) for the second quarter of 2013 compared with a reversal of ($450,000) for the first quarter of 2013, and a provision of $200,000 for the second quarter of 2012.

●	The ratio of the allowance for loan losses to total loans at June 30, 2013 was 1.85% compared with 2.23% at December 31, 2012 and 2.50% at June 30, 2012.
●	Net interest margin was 3.50% for the second quarter of 2013 compared with 3.61% for the first quarter of 2013, and 3.82% for the second quarter of 2012.
●	Total risk-based capital ratio was 17.10% at June 30, 2013 compared with 17.95% at December 31, 2012.

George M. Lee, Co-Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, “The second quarter 2013 financial performance for MetroCorp Bancshares provided another set of data to reaffirm the Company’s progress and momentum. Meaningful gross loan growth of $54 million or 4.8% was achieved between linked first and second quarters of 2013 under stringent credit underwriting guidelines. Asset quality continues to improve in terms of the nonperforming assets to total assets ratio, which declined from 2.13% at March 31, 2013 to 1.74% at June 30, 2013 indicating that we are closing in on our goal of below 1.5% by the end of 2013. The Company’s earnings, capital, loan loss allowance and liquidity positions remained sturdy and stable.”

CEO Lee continued, “The Board of Directors made the decision during the second quarter to re-establish its quarterly dividend payments as a step toward its plan to optimize our shareholders’ short-term and long-term return for their investments. Management is pleased with the overall performance for the first half of 2013 and believes that the trend will continue to be carried through for the second half.”

Interest income and expense

Net interest income for the three months ended June 30, 2013 was $13.0 million, a decrease of $664,000 or 4.9% compared with $13.6 million for the same period in 2012. Net interest income for the six months ended June 30, 2013 was $25.8 million, a decrease of $1.5 million or 5.4% compared with $27.3 million for the same period in 2012. The decreases in net interest income for the three and six months ended June 30, 2013 were primarily due to declines in the yields on loans, partially offset by lower cost of deposits. On a linked-quarter basis, net interest income increased $159,000 compared with the three months ended March 31, 2013.

The net interest margin for the three months ended June 30, 2013 was 3.50%, a decrease of 32 basis points compared with 3.82% for the same period in 2012. The yield on average earning assets decreased 41 basis points, and the cost of average earning assets decreased nine basis points for the same periods. On a linked-quarter basis, the net interest margin for the three months ended June 30, 2013 decreased 11 basis points compared with 3.61% for the three months ended March 31, 2013. The yield on average earning assets decreased 11 basis points, and the cost of average earning assets remained level with March 31, 2013.

The net interest margin for the six months ended June 30, 2013 was 3.55%, a decrease of 32 basis points compared with 3.87% for the same period in 2012. The yield on average earning assets decreased 46 basis points, and the cost of average earning assets decreased 14 basis points for the same periods.

Interest income for the three months ended June 30, 2013 was $15.3 million, down $906,000 or 5.6% compared with $16.2 million for the same period in 2012, primarily due to lower yield on loans and securities, partially offset by an increase in the volume of loans. On a linked quarter basis, interest income increased $258,000 or 1.7% from $15.0 million at March 31, 2013. Average earning assets increased $50.0 million or 3.5% to $1.49 billion for the second quarter of 2013, compared with $1.44 billion for the same period in 2012. Average total loans increased $83.0 million or 7.8% to $1.14 billion for the second quarter of 2013 compared with $1.06 billion for the second quarter of 2012. The yield on average earning assets for the second quarter of 2013 was 4.12% compared with 4.53% for the second quarter of 2012.

Interest income for the six months ended June 30, 2013 was $30.3 million, down $2.3 million or 7.0% compared with $32.6 million for the same period in 2012, primarily due to lower yield on loans and securities, partially offset by an increase in the volume of loans. Average earning assets increased $47.4 million or 3.3% to $1.46 billion for the six months ended June 30, 2013, compared with $1.42 billion for the same period in 2012. Average total loans increased $64.9 million or 6.2% to $1.12 billion for the six months ended June 30, 2013 compared with $1.05 billion for the same period of 2012. The yield on average earning assets for the six months ended June 30, 2013 was 4.17% compared with 4.63% for the six months ended June 30, 2012.

Interest expense for the three months ended June 30, 2013 was $2.3 million, down $242,000 or 9.5% compared with $2.5 million for the same period in 2012, primarily due to lower cost on both deposits and other borrowings, partially offset by an increase in other borrowings and time deposits. Average interest-bearing deposits were $991.3 million for the second quarter of 2013, a decrease of $12.1 million or 1.2% compared with $1.00 billion for the same period of 2012. The cost of interest-bearing deposits for the second quarter of 2013 was 0.69% compared with 0.78% for the second quarter of 2012. Average other borrowings, excluding junior subordinated debentures, were $35.4 million for the second quarter of 2013, an increase of $9.4 million or 36.1% compared with $26.0 million for the second quarter of 2012. The cost of other borrowings, excluding junior subordinated debentures, for the second quarter of 2013 was 2.95% compared with 3.82% for the second quarter of 2012.

Interest expense for the six months ended June 30, 2013 was $4.5 million, down $801,000 or 15.1% compared with $5.3 million for the same period in 2012, primarily due to lower cost on both deposits and other borrowings, partially offset by an increase in other borrowings. Average interest-bearing deposits were $982.9 million for the six months ended June 30, 2013, a decrease of $19.2 million or 1.9% compared with $1.00 billion for the same period of 2012. The cost of interest-bearing deposits for the six months ended June 30, 2013 was 0.69% compared with 0.83% for the six months ended June 30, 2012. Average other borrowings, excluding junior subordinated debentures, were $32.1 million for the six months ended June 30, 2013, an increase of $6.1 million or 23.6% compared with $26.0 million for the six months ended June 30, 2012. The cost of other borrowings, excluding junior subordinated debentures, for the six months ended June 30, 2013 was 3.09% compared with 3.82% for the six months ended June 30, 2012.

Noninterest income and expense

Noninterest income for the three months ended June 30, 2013 was $1.9 million, an increase of $184,000 or 10.5% compared with $1.8 million for the same period in 2012. The increase for the three months ended June 30, 2013 was primarily due to an increase in other noninterest income, partially offset by a decrease in service fees. Other noninterest income for the three months ended June 30, 2013 increased as a result of gains in foreign currency transactions, partially offset by a decline in ORE rental income. Noninterest income for the six months ended June 30, 2013 and 2012 was $3.6 million and was held steady by increases in other noninterest income and other loan-related fees, primarily offset by a decline in service fees. Similar to the three months results, other noninterest income for the six months ended June 30, 2013 increased due to gains in foreign currency transactions, which were partially offset by a decline in ORE rental income.

Noninterest expense for the three months ended June 30, 2013 was $10.7 million, a decrease of $604,000 or 5.3% compared with $11.3 million for the same period in 2012. The decrease was mainly the result of a decline in ORE expenses and in other noninterest expense. Other noninterest expense declined primarily due to decreases in the provision for unfunded commitments, professional fees (due to fees associated with the 2012 public offering), and other loan expenses. These items were partially offset by an increase in data processing expenses as a result of a core processing system conversion. Noninterest expense for the six months ended June 30, 2013 was $21.0 million, a decrease of $1.2 million or 5.6% compared with $22.2 million for the same period in 2012. The decrease was mainly the result of a $1.2 million net gain on sales of ORE properties and a decline in other ORE expenses. These reductions were partially offset by increases in other noninterest expense and salaries and employee benefits. Other noninterest expense increased primarily due to a rise in data processing expenses and operational losses but partially offset by decreases in the provision for unfunded commitments, professional fees, and other loan expenses.

Salaries and employee benefits expense for the three months ended June 30, 2013 was $5.9 million, a decrease of $64,000 or 1.1% compared with $6.0 million for the same period in 2012. Salaries and employee benefits expense for the six months ended June 30, 2013 was $12.2 million, an increase of $307,000 or 2.6% compared with $11.9 million for the same period in 2012, primarily as a result of merit increases.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of quarter	$22,832	$24,592	$25,542	$28,066
(Reduction in) provision for loan losses for quarter	(25)	(450)	(890)	200
Net charge-offs for quarter	(975)	(1,310)	(60)	(955)
Balance at end of quarter	$21,832	$22,832	$24,592	$27,311

Total loans	$1,178,288	$1,124,716	$1,100,337	$1,094,233

Allowance for loan losses to total loans	1.85%	2.03%	2.23%	2.50%
Net charge-offs to total loans	(0.08)%	(0.12)%	(0.01)%	(0.09)%

The provision for loan losses for the three months ended June 30, 2013 was a reversal of ($25,000), a decrease of $225,000 compared with a provision of $200,000 for the same period in 2012, primarily as a result of a reduction in classified assets. The provision for loan losses for the six months ended June 30, 2013 was a reversal of ($475,000), a decrease of $1.1 million compared with a provision of $600,000 for the same period in 2012, primarily as a result of a reduction in classified assets. On a linked-quarter basis between the second and first quarters of 2013, the reduction in the provision for loan losses decreased by $425,000.

Net charge-offs for the three months ended June 30, 2013 were $975,000 or 0.08% of total loans compared with net charge-offs of $955,000 or 0.09% of total loans for the same period in 2012. The net charge-offs for the second quarter of 2013 consisted of $487,000 in loans from Texas and $488,000 in loans from California. Net charge-offs for the six months ended June 30, 2013 were $2.3 million or 0.19% of total loans compared with net charge-offs of $1.6 million or 0.15% of total loans for the same period in 2012. The net charge-offs for the six months ended June 30, 2013 consisted of $1.4 million in loans from Texas and $877,000 in loans from California.

Asset quality

The following table summarizes nonperforming assets as of the dates indicated:

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$12,304	$17,501	$23,568	$24,664
Accruing loans 90 days or more past due	-	-	-	62
Troubled debt restructurings - accruing	394	-	400	4,126
Troubled debt restructurings - nonaccruing	3,871	4,098	5,014	5,315
Other real estate (“ORE”)	10,960	12,152	12,555	14,414
Total nonperforming assets	$27,529	$33,751	$41,537	$48,581

Total nonperforming assets to total assets	1.74%	2.13%	2.73%	3.13%

Supplemental information
Writedowns on ORE	$40	$64	$429	$845
(Gains) losses on ORE sales	(176)	(974)	11	(1,102)

Total nonperforming assets at June 30, 2013 were $27.5 million ($23.4 million from Texas and $4.1 million from California) compared with $41.5 million at December 31, 2012 ($32.5 million from Texas and $9.0 million from California), a decrease of $14.0 million or 33.7%. The ratio of total nonperforming assets to total assets decreased to 1.74% at June 30, 2013 from 2.73% at December 31, 2012.

On a linked-quarter basis, total nonperforming assets decreased by $6.2 million, which consisted of a $2.4 million decrease in Texas and a $3.8 million decrease in California. The decrease in nonperforming assets in Texas consisted primarily of declines of $1.9 million in nonaccrual loans and a net reduction of $1.2 million in ORE, partially offset by an increase of $659,000 in nonaccrual troubled debt restructurings (“TDRs”). In Texas, nonaccrual loans including nonaccrual TDRs decreased primarily due to $2.7 million in paydowns on loans and a $1.4 million note sale but partially offset by the addition of four loans totaling approximately $2.9 million. The decline in nonperforming assets in California primarily consisted of decreases of $3.3 million in nonaccrual loans and $886,000 in nonaccrual TDRs, partially offset by an increase of $394,000 in accruing TDRs. In California, nonaccrual loans including nonaccrual TDRs decreased primarily due to a $3.6 million loan being returned to accrual status and a $2.7 million paydown on a loan, partially offset by the transfer of three loans in the amount of $2.2 million to nonaccrual status.

On a linked-quarter basis, ORE at June 30, 2013 decreased $1.2 million compared with March 31, 2013 and was primarily the result of the sale of two properties in Texas.

Approximately $15.9 million or 98.6% of nonaccrual loans and nonaccruing TDRs at June 30, 2013, are collateralized by real estate. Management is closely monitoring the loan portfolio and actively working on problem loan resolutions; however, uncertain economic conditions could further impact the loan portfolio.

Management conference call. On Monday, July 22, 2013, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the second quarter 2013 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Shareholder.com and can be accessed at MetroCorp’s web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has twelve full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of June 30, 2013, the Company had consolidated assets of $1.6 billion. For more information, visit the Company’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin or result in increased loan prepayments; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) increased credit risk in the Company’s assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio; (6) increased asset levels and changes in the composition of assets and the resulting impact on the Company’s capital levels and regulatory capital ratios; (7) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry, or possible noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statues and regulations; (8) increases in the level of nonperforming assets; (9) changes in the availability of funds which could increase costs or decrease liquidity or impair the Company’s ability to raise additional capital; (10) the effects of competition from other financial institutions operating in the Company’s market areas and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (11) changes in accounting principles, policies or guidelines; (12) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (13) the incurrence and possible impairment of goodwill associated with an acquisition; (14) the timing, impact and other uncertainties of the Company’s ability to enter new markets successfully and capitalize on growth opportunities; (15) the inability to fully realize the Company’s net deferred tax asset; (16) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace, or potential interruptions or breaches in security of the Company’s information systems; (17) potential environmental risk and associated cost on the Company's foreclosed real estate assets; and (18) the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company’s 2012 Annual Report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:

MetroCorp Bancshares, Inc., Houston

George Lee, Co-Chairman, President & CEO, (713) 776-3876, or

David Choi, Executive Vice President & CFO, (713) 776-3876

MetroCorp Bancshares, Inc.

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2013	2012
Consolidated Balance Sheets
Assets
Cash and due from banks	$21,237	$31,203
Federal funds sold and other short-term investments	105,331	128,246
Total cash and cash equivalents	126,568	159,449
Interest-bearing time deposits in banks	15,501	15,321
Securities available-for-sale, at fair value	183,564	164,048
Securities held-to-maturity, at cost (fair value $4,445 at June 30, 2013 and $4,757 at December 31, 2012)	4,047	4,046
Other investments	6,001	5,592
Loans, net of allowance for loan losses of $21,832 and $24,952 at June 30, 2013 and December 31, 2012, respectively	1,156,456	1,075,745
Accrued interest receivable	4,316	4,120
Premises and equipment, net	3,878	4,046
Goodwill	14,327	14,327
Deferred tax asset	15,089	13,110
Customers' liability on acceptances	7,797	7,045
Foreclosed assets, net	10,960	12,555
Cash value of bank owned life insurance	33,431	32,794
Prepaid FDIC assessment	-	3,439
Other assets	3,851	4,175
Total assets	$1,585,786	$1,519,812

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$322,504	$309,696
Interest-bearing	983,659	957,334
Total deposits	1,306,163	1,267,030
Junior subordinated debentures	36,083	36,083
Other borrowings	46,000	25,000
Accrued interest payable	283	233
Acceptances outstanding	7,797	7,045
Other liabilities	11,740	7,390
Total liabilities	1,408,066	1,342,781
Commitments and contingencies	-	-
Shareholders' equity:
Common stock, $1.00 par value, 50,000,000 shares authorized; 18,776,765 and 18,766,765 shares issued; 18,713,530 and 18,746,385 shares outstanding at June 30, 2013 and December 31, 2012, respectively	18,777	18,767
Additional paid-in-capital	75,140	74,998
Retained earnings	88,330	82,881
Accumulated other comprehensive (loss) income	(3,915)	567
Treasury stock, at cost	(612)	(182)
Total shareholders' equity	177,720	177,031
Total liabilities and shareholders' equity	$1,585,786	$1,519,812
	-	-
Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$12,304	$23,568
Accruing loans 90 days or more past due	-	-
Troubled debt restructurings - accrual	394	400
Troubled debt restructurings - nonaccrual	3,871	5,014
Other real estate ("ORE")	10,960	12,555
Total nonperforming assets	27,529	41,537

Total nonperforming assets to total assets	1.74%	2.73%
Total nonperforming assets to total loans and ORE	2.31%	3.73%
Allowance for loan losses to total loans	1.85%	2.23%
Allowance for loan losses to total nonperforming loans	131.76%	84.85%
Net year-to-date charge-offs to total loans	0.19%	0.29%
Net year-to-date charge-offs	$2,285	$3,138
Total loans to total deposits	90.21%	86.84%

MetroCorp Bancshares, Inc.

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Average Balance Sheet Data
Total assets	$1,582,313	$1,534,033	$1,559,821	$1,513,723
Securities	186,244	184,397	176,687	184,465
Total loans	1,144,151	1,061,193	1,119,903	1,054,955
Allowance for loan losses	(22,308)	(27,932)	(23,279)	(28,320)
Net loans	1,121,843	1,033,261	1,096,624	1,026,635
Total interest-earning assets	1,487,318	1,437,331	1,463,725	1,416,331
Total deposits	1,315,055	1,265,817	1,297,899	1,256,848
Other borrowings and junior subordinated debt	71,479	62,083	68,216	62,086
Total shareholders' equity	180,946	188,059	179,741	177,544

Income Statement Data
Interest income:
Loans	$14,006	$14,754	$27,835	$29,753
Securities:
Taxable	847	1,004	1,638	2,031
Tax-exempt	166	145	313	262
Federal funds sold and other short-term investments	256	278	506	533
Total interest income	15,275	16,181	30,292	32,579
Interest expense:
Time deposits	1,316	1,370	2,535	2,906
Demand and savings deposits	389	586	816	1,221
Other borrowings	589	580	1,138	1,163
Total interest expense	2,294	2,536	4,489	5,290
Net interest income	12,981	13,645	25,803	27,289
(Reduction in) provision for loan losses	(25)	200	(475)	600
Net interest income after provision for loan losses	13,006	13,445	26,278	26,689
Noninterest income:
Service fees	1,002	1,131	1,911	2,248
Other loan-related fees	169	117	299	187
Letters of credit commissions and fees	175	190	374	387
Gain on securities, net	23	72	37	84

Total other-than-temporary impairment ("OTTI") on securities	(53)	(48)	(93)	(87)
Less: Noncredit portion of "OTTI"	(14)	(10)	(27)	(10)
Net impairments on securities	(39)	(38)	(66)	(77)
Gain on sale of loans	71	-	71	-
Other noninterest income	543	288	968	734
Total noninterest income	1,944	1,760	3,594	3,563
Noninterest expense:
Salaries and employee benefits	5,933	5,997	12,225	11,918
Occupancy and equipment	1,678	1,743	3,328	3,432
Foreclosed assets, net	82	362	(759)	1,363
FDIC assessment	517	485	977	882
Other noninterest expense	2,498	2,725	5,239	4,650
Total noninterest expense	10,708	11,312	21,010	22,245
Income before provision for income taxes	4,242	3,893	8,862	8,007
Provision for income taxes	1,446	1,267	3,039	2,613
Net income	$2,796	$2,626	$5,823	$5,394

Dividends and discount - preferred stock	-	(811)	-	(1,409)
Adjustment from repurchase of preferred stock	-	706	-	706
Net income applicable to common stock	$2,796	$2,521	$5,823	$4,691

Per Share Data
Earnings per share - basic	$0.15	$0.16	$0.32	$0.33
Earnings per share - diluted	0.15	0.16	0.31	0.32
Weighted average shares outstanding:
Basic	18,366	15,493	18,349	14,331
Diluted	18,713	15,753	18,713	14,497
Dividends per common share	$0.02	$-	$0.02	$-

Performance Ratio Data
Return on average assets	0.71%	0.69%	0.75%	0.72%
Return on average shareholders' equity	6.20%	5.62%	6.53%	6.11%
Net interest margin	3.50%	3.82%	3.55%	3.87%
Efficiency ratio (1)	73.58%	74.24%	75.51%	70.59%
Equity to assets (average)	11.44%	12.26%	11.52%	11.73%

(1) The efficiency ratio is calculated by dividing total noninterest expense, excluding loan loss provisions, goodwill impairment, provisions for unfunded commitments, writedowns on foreclosed assets and gains and losses on sales of foreclosed assets, by net interest income plus noninterest income, excluding impairment on securities.